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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
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                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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                          BUTLER MANUFACTURING COMPANY
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On April 23, 2004, Butler Manufacturing Company issued a press release announcing that it delivered a letter to Mr. Michael E. Heisley, Sr., Chief Executive Officer of Robertson-Ceco Corporation. The press release which includes the text of the letter to Mr. Heisley follows:


PRESS RELEASE

Following the review by the Board of Directors of Butler Manufacturing Company of the Robertson- Ceco Corporation April 22,2004 press release, the following letter was delivered to Michael Heisley, Chief Executive of Robertson-Ceco
Corporation:




April 23, 2004


Mr. Michael E. Heisley, Sr.
Chief Executive Officer
Robertson-Ceco Corporation
5600 Three First National Plaza
Chicago, Illinois  60602


Mr. Heisley:

The Board of Directors ("Board") of Butler Manufacturing Company ("Butler") has reviewed your most recent proposal, known to us through the press release issued by Robertson-Ceco Corporation ("RCC") on April 22, 2004. We expected to receive supporting documentation from you; however, you have not provided us with any additional written information or documentation to substantiate your revised proposal other than your press release.

Our Board remains committed to fulfilling our fiduciary duties to Butler's stockholders and providing them the best available transaction. In the faithful exercise of those duties, we would have valued a concrete proposal that is reliable and credible--one that is backed by committed financing and offers assurance of securing a superior value in a reasonable time frame--not just preliminary proposals and casual, non-binding statements that RCC and its "financial partners bring all the requisite resources to successfully fund this transaction."

YOUR ACTIONS ARE NOT CONSISTENT WITH THOSE OF A SERIOUS, BONA FIDE BIDDER WILLING TO COMMIT FUNDING AND ENFORCEABLE AGREEMENTS TO ASSURE COMPLETION OF THE TRANSACTIONS YOU PROPOSE.

You have taken no steps to improve the certainty, and I emphasize certainty, of your proposal since you originally approached us in September of last year, despite your being given access to

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Butler management and confidential Butler material, as well as your team having spent several days reviewing detailed and confidential data room information.

To date, the materials you have provided to us have done nothing to bring clarity to or give us comfort with your proposal. Instead, the preliminary and non-binding funding proposals have brought to light serious concerns that any financing would be subject to detailed documentation and legal, environmental, financial and business due diligence on both Butler and the RCC companies, as well as special comfort on other matters such as available insurance coverage and trends regarding RCC's asbestos claims and the solvency of RCC before and after the transaction.

Moreover, to satisfy our fiduciary duties, we cannot abandon a transaction that is set to deliver, next week, the solid assurance of $22.50 in cash to our stockholders and payment in full to our note holders, and instead accept substantial risk to, in your words, "explore the proposed combination of RCC's operating divisions with Butler" under a contingent proposal that is not legally binding and offers no assurance of being consummated in a reasonable time frame, if ever.

The Agreement and Plan of Merger by and among Butler, BSL Acquisition Corporation and BlueScope Steel Limited ("BlueScope") was filed with the SEC on February 17, 2004, allowing serious bidders adequate time to do what is necessary to put forth a Superior Proposal for our stockholders. Instead, you have selected the eleventh hour to re-approach Butler, muddying the waters regarding the merger with BlueScope. WE CAN ONLY CONCLUDE THAT YOU ARE ENGAGED IN A CAMPAIGN TO PERSUADE OUR STOCKHOLDERS TO VOTE AGAINST THE CERTAINTY OF THE BLUESCOPE MERGER BY PROVIDING ONLY THE APPEARANCE OF AN ALTERNATIVE TRANSACTION WITHOUT INFORMING OUR STOCKHOLDERS OF THE SUBSTANTIAL RISKS OF BOTH A FAILED MERGER AND THE CONTINGENT, UNENFORCEABLE AND CONDITIONAL NATURE OF YOUR PROPOSAL.

The BlueScope merger agreement is clear and concise with respect to the elements that are necessary for the Board to determine whether a proposal represents a Superior Proposal. Under the merger agreement, we have no ability to explore or discuss proposals that are not Superior Proposals. Furthermore, as stated in the merger agreement, we cannot respond unless you provide us with sufficient evidence and documentation to support your statements. To date, the information you have provided us does not meet the necessary standards.

The merger agreement provides sufficient avenues to pursue your proposal if and when you provide us with documentation like that outlined below. Furthermore, you could have, for example, made an all cash fully funded tender offer. If you submit to us written information which allows the Butler Board to conclude the RCC proposal is a Superior Proposal, we would submit it to BlueScope with the appropriate notice under the merger agreement and BlueScope will have five business days to respond. If such assurances are actually provided promptly in your proposal and our Board concludes its represents a Superior Proposal, we would move to adjourn the stockholder meeting to give BlueScope the required five days to respond. You have either artfully or by accident caused your own predicament by waiting to the last minute to

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express your proposals in press releases and superficial letters rather than substantive compelling data and binding and enforceable agreements.

To be more specific, despite the improvement in proposed cash consideration, the April 22, 2004 press release that purports to set out a new proposal by RCC was still not responsive to the clear standards applicable to determination of whether any proposal would constitute a Superior Proposal, including the following:

o You have yet to provide any clarity with respect to the sufficiency of committed, non-contingent financing and your most recent proposal conspicuously makes no mention of LaSalle Bank National Association's participation in any transaction, as previously purported;

o Essentially no business or financial information regarding The HEICO Companies, L.L.C. or the RCC entities has been provided, making it impossible for our advisors to assess the validity or merits of the merger without reviewing information on these private entities;

o You have not supplied any definitive agreements that would govern and ensure the consummation of the various and prolific transactions outlined in your proposal;

o You have not provided a definitive timeline for completing the various complex transactions in a manner that is responsive to Butler's standing obligation to its senior note holders or its liquidity needs, or for us or our stockholders to realistically assess the proposal; and

o You have not provided anything other than your unenforceable rhetoric as to how to deal with Butler's lenders, who can demand immediate payment of over $135 million.

In the absence of a proposal that is a Superior Proposal, it is our duty to continue to recommend that Butler stockholders vote for the approval and adoption of the merger with BlueScope Steel Limited.


Respectfully,



John Holland
Chairman

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         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.


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Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2003 Annual Report to the Securities and Exchange Commission on page 4.